Exhibit 99.1

UGC Completes Partial Refinancing of European Bank Deal

Denver, Colorado — December 6, 2004:  UnitedGlobalCom, Inc. (“UGC” or “the Company”) (NASDAQ: UCOMA) announced that it has completed a partial refinancing of its European bank deal, with a new EUR537 million seven year institutional tranche (“Facility F”), increasing the Company’s average debt maturity, increasing available liquidity and reducing the average interest margin.

The new Facility F consists of a $525 million tranche and a EUR140 million tranche. Interest margins step down after an initial nine month period to 3.10% (all-in swapped rate) on the dollar denominated tranche and 3.25% on the Euro tranche. The dollar denominated tranche has been swapped into euros through a seven year cross-currency swap.

The net proceeds will be applied to:

•                  Prepay all outstanding amounts under the Company’s Facility A revolver, thus providing available liquidity under Facility A of approximately EUR667 million

•                  Prepay approximately EUR102 million of a portion of the term loan Facility B that matures in June 2006

•                  Prepay EUR178 million of Facility C debt, which has a higher interest margin

Mike Fries, President and Chief Executive Officer of UGC, said “This partial refinancing of our European debt facilities demonstrates our success in broadening investor appetite for UGC debt securities. We are particularly pleased to be able to improve the terms of Facility F at advantageous swapped equivalent pricing and at the same time increase the overall size of this financing due to over subscription.”

About UnitedGlobalCom

UGC is a leading international provider of video, voice, and broadband Internet services with operations in 14 countries, including 11 countries in Europe. Based on the Company’s operating statistics at September 30, 2004, UGC’s networks reached approximately 15.5 million homes passed and served over 11.1 million RGUs, including approximately 9.1 million video subscribers, 761,000 telephone subscribers and 1.3 million broadband Internet subscribers.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the assumed annual interest savings as a result of the refinancing at a lower interest rate. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including future changes in interest rates that affect the Company’s credit facilities with floating interest rates.  These forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Please visit www.unitedglobal.com for further information or contact:

Richard S.L. Abbott	Claire Appleby
Investor Relations — UGC	Investor Relations — Europe
(303) 220-6682	+44 20 7 838 2004
Email: ir@unitedglobal.com	Email: ir@ugceurope.com

Bert Holtkamp
Corporate Communications — UGC Europe
+ 31 (0) 20 778 9447
communications@ugceurope.com